FOR IMMEDIATE RELEASE

             NETWORK SYSTEMS INTERNATIONAL, INC.
                 REPORTS FISCAL 1999 RESULTS

Greensboro, North Carolina: Thursday, January 13, 2000:
NETWORK SYSTEMS International, Inc. (NASDAQ: NESI-news; www.nesi.net) reported the results today of its 1999 fiscal year ended September 30, 1999. Revenues increased to $14,249,657 during 1999 from $12,804,921 in 1998 or 11 percent. Earnings decreased to $286,000 or 3 cents per share in 1999 from $2,069,000 or 27 cents per share in 1998.

Earnings in 1999 were negatively impacted by several non-recurring charges that totaled $880,000. These charges include a required write-off of in-process research and development costs in connection with the VERCOM Software, Inc. acquisition, a settlement with a former customer and other miscellaneous one-time expenses. These charges were previously estimated at $1.0 million. The $120,000 reduction from the Company's original estimate relates to the determination that certain costs to acquire VERCOM Software should be capitalized rather than expensed. Earnings for 1999 excluding these non-recurring charges were $957,000 or 11 cents per share.

The results described above reflect a change in the application of accounting standards related to the capitalization of software development costs. The Company's new auditors, KPMG L.L.P., advised the Company that it was more appropriate to expense its in-house software development costs based upon the time at which technological feasibility is attained. This change results in the write-off of capitalized software development costs of $1,592,000 and a reduction in deferred income tax liabilities of $621,000 as of September 30, 1997.

The following table reflects the effect on earnings related to this change in accounting for the periods indicated.


                                    Earnings as     Earnings
                                    Originally      as
                                    Reported        Restated

     Fiscal Year 1998             $ 1,967,000     $  2,069,000
     Quarter Ended 12/31/98       $   565,000     $    488,000
     Quarter Ended 3/31/99        $   692,000     $    632,000
     Quarter Ended 6/30/99        $  (248,000)    $   (233,000)


Robbie M. Efird, Chairman and CEO stated, "The results for 1999 were adversely affected by an industry-wide slowdown directly related to businesses focusing on ensuring their existing systems were Year 2000 compliant. Like many of our competitors, revenues from software licenses and the related hardware sales have suffered during this extraordinary time as potential customers have postponed purchases of many software products until after January 1, 2000. Revenues from services continued to escalate and demand remains strong. We believe Network Systems is well-positioned to participate in the recovery of software purchases in our target markets as companies continue to upgrade and replace their systems and take advantage of new technologies. We enter 2000 optimistically and look forward to resuming our historical growth pattern."

NETWORK SYSTEMS International, Inc. is a vertical market company that specializes in providing industry specific solutions to the textile, apparel, home furnishings and printing industries. The Company's integrated applications provide customers a complete system for managing the enterprise and supply chain. Founded in 1985, NETWORK
SYTEMS International, Inc. is headquartered in Greensboro,
NC with offices in Dallas, TX and Duncan, SC.

Safe Harbor Act Disclaimer: This release may contain forward looking statements that involve risk and uncertainties, including without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technological changes, the Company's dependency on financing third party suppliers and intellectual property rights, material customers, the Company's business concentration risk within the textile industry, and other risks. The Company's actual consolidated financial results during 2000, and beyond, could differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.